IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

INTERCEPT, INC.,                                     :
                                                     :
                              Plaintiff,             :
                                                     :
               v.                                    :
                                                     :
JANA PARTNERS, LLC, and                              :
JANA MASTER FUND, LTD.,                              :
                                                     :
                              Defendants.            :      CIVIL ACTION NO.
------------------------------                       :      1:04-CV-1058-JOF
JANA MASTER FUND, LTD.,                              :
                                                     :
               Counterclaim Plaintiff,               :
                                                     :
               v.                                    :
                                                     :
INTERCEPT, INC., JOHN W.                             :
COLLINS, MARK HAWN,                                  :
JOHN D. SCHNEIDER, JR.,                              :
GLENN W. STURM,                                      :
DR. JAMES A. VERBRUGGE, and                          :
ARTHUR G. WEISS,                                     :
                                                     :
               Counterclaim Defendants,              :



 AO 72A
(Rev. 8/82)

                                      ORDER


     This matter is before the court on the motion of Plaintiff, InterCept, Inc., for a temporary restraining order and preliminary injunction [2-l] and Plaintiff's motion to expedite consideration of the same [3-1].(1)

I.   STATEMENT OF THE CASE

     A.   PROCEDURAL HISTORY

          On April 28, 2004, this court heard oral argument from both parties on the instant motion for a temporary restraining order and preliminary injunction enjoining Defendants, JANA Partners, LLC, and JANA Master Fund, Ltd., as well as Defendants' officers, agents, and members, from taking any action to nominate four directors at the upcoming June 2004 annual shareholders meeting.

     B.   FACTS

          Plaintiff is a corporate entity governed by a six-member board of directors with staggered terms. There are three classes of directors, with two directors in each class. Under normal circumstances, at each annual shareholders' meeting one class of directors would come up for vote. In 2004, two Class III directorships are scheduled for voting. Recently, two other directorships became vacant and were filled with successors selected by the Board of Directors. These directorships are not among the two Class 111 directorships scheduled for voting at the 2004 annual meeting. Until April 14, 2004, Plaintiff operated under bylaws which provided that when a vacant directorship was filled, "[a] director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders." Plaintiff's notice of filing declaration of John W. Collins, App. B, Bylaw 3.4. However, on April 14, 2004, the Board of Directors amended the quoted part of Bylaw 3.4 to read:

          In accordance with Section 14-2-805(d) of the Georgia Business Corporation Code, a director elected to fill a vacancy:

          (i) in an existing director position shall be elected for the unexpired term of the predecessor in office of such director position; and

          (ii) in a new director position created by reason of an increase in the number of directors shall be elected until the next election of directors by the shareholders if such vacancy is filled by the Board of Directors, and in each case until election and qualification of the successor to such director.

Id. at App. C. Section 14-2-805(d) of the Georgia Business Corporation Code provides:

          A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by the board of directors, but only for a term of office continuing until the next election of directors and until the election and qualification of the successor.


---------------
     (1) As this court granted oral argument at a hearing on April 28, 2004, this motion is DENIED AS MOOT.

O.C.G.A. Section 14-2-805(d). The preamble to Plaintiff's bylaws states that all provisions of the bylaws are "subject to contrary provisions, if any, of. . . the Georgia Business Corporation Code." Plaintiff's notice of filing declaration of John W. Collins, App. B.

          Defendants began purchasing shares of Plaintiff's stock in March 2004, eventually amassing an 8 percent holding in the company. On April 5, 2004, within the time constraints provided in the bylaws, Defendants served notice that they intended to nominate four individuals for the directorships available at the 2004 annual meeting. Defendants, using the unamended bylaws in effect at that time, calculated that the two Class III directorships regularly scheduled for election were in contest as well as the two vacated directorships and thus reached its total of four. April 5, 2004 was the last date on which shareholders could serve notice of their intent to raise matters at the annual shareholder meeting. Subsequently, Plaintiff made the above-described change to the bylaws in the belief that the previous version of 3.4 was inconsistent with state law. See id., App. C.

II.  DISCUSSION

          In order to obtain the requested equitable relief, Plaintiffs must show: (1) substantial likelihood of success on the merits, (2) irreparable harm if the requested relief is not granted, (3) impending harm to movant outweighs the harm the injunction might cause to the enjoined party, and (4) granting injunctive relief would not disserve the public interest. GSW, Inc. v. Long County, 999 F.2d 1508, 1518(11th Cir. 1993).

          In the April 28, 2004 hearing, this court expressed the view that the positions of only two directors may be filled at the June 2004 annual shareholder meeting. This view reflects this court's belief that Plaintiff has an excellent chance of success on the merits of its claim. The Eleventh Circuit Court of Appeals has repeatedly stressed its belief that courts should enforce the plain meaning of a statute. Miccosukee Tribe of Indians of South Florida v. Southern Evergladesz Restoration Alliance, 304 F.3d 1076, 1087(11th Cir, 2002). The court finds that the plain language of Section 14-2-805(d) states in mandatory terms that those persons selected to fill vacant directorships shall remain in those positions for the remainder of the unexpired term of office. Further, neither Georgia law nor the bylaws contemplate a situation in which a corporation's bylaws can be in conflict with state statute. O.C.G.A.
Section 14-2-206(b); App. B. Accordingly, as the two vacated directorships are not part of the class of directorships regularly scheduled to expire in 2004, by the terms of the statute, those directorships cannot be open to shareholder vote this year.

          While Plaintiff has an excellent chance of success on the merits of its claim, the court finds that Plaintiff has presented no evidence of irreparable harm. The only substantive evidence of irreparable harm presented to this court consists in the anxiety in customers and employees engendered by this nomination contest. There is nothing to suggest, however, that the future of Plaintiff would become more certain if the court grants the requested relief; because it cannot be presumed that Defendants will not persist in their desire to take over management of Plaintiff corporation and simply return next year to nominate a second set of directors in order to obtain control of the company. As Plaintiff cannot show that it will suffer irreparable harm if the requested relief is not granted, the court must deny Plaintiff's motion for a temporary restraining order and preliminary injunctive relief.

          The court recognizes the importance of stockholders' rights to express themselves through the voting process. It appears to this court that at least one substantial investor believes that more can be accomplished with the resources of Plaintiff corporation than present management has been able to achieve. This is a point of view that corporate shareholders should be able to hear and consider for the annual meeting. Defendants' attempt to take over Plaintiff corporation was motivated by this belief, but that takeover option has been foreclosed by state law and amended bylaw 3.4. Nevertheless, the final foreclosure of Defendants' takeover option was not made until after the time for shareholders to submit business to be considered at the annual meeting had passed. See App. B, Bylaw 2.13. In deference to the right of stockholders to express their views as to the conduct of corporate matters through the vehicle of their vote, the court has resolved to allow Defendants to present proposals to Plaintiff for business they would like to bring before the annual meeting in June 2004, essentially waiving the time strictures contained in Bylaw 2.13. Plaintiff is to allow Defendants to make proposals for matters to be conducted at the annual meeting, provided Defendants' proposals are made within five (5) days of the date of entry of this order.

III.  CONCLUSION

          The court DENIES Plaintiff's motion for a temporary restraining order and preliminary injunction [2-1]. The court DENIES AS MOOT Plaintiff's motion to expedite consideration of the same [3-1]. Defendants may submit alternative proposals for business to be discussed at the June 2004 annual shareholder meeting provided they are submitted no later than five (5) days of the date of entry of this order.

         IT IS SO ORDERED this 29th day of April 2004.


                                            ------------------------
                                            J. OWEN FORRESTER
                                            UNITED STATES DISTRICT JUDGE

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